UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ASSOCIATED ESTATES REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ASSOCIATED ESTATES REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

The 2012 annual meeting of shareholders of Associated Estates Realty Corporation will be held at One Cleveland Center, 1375 E. Ninth Street, Cleveland, Ohio, 44114, on Wednesday, May 9, 2012, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors, each to hold office for a one-year term and until his successor has been duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2012;

3.	To hold a non-binding advisory vote for approval of our executive compensation; and

4.	To transact all other business that properly comes before the meeting.

Only shareholders of record at the close of business on March 20, 2012, are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.  Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope.  The principal address of Associated Estates Realty Corporation is 1 AEC Parkway, Richmond Heights, Ohio 44143.

By order of the Board of Directors
Bradley A. Van Auken
Secretary

Dated:  March 22, 2012

YOUR VOTE IS IMPORTANT, PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 9, 2012.

The Proxy Statement, Annual Report to Shareholders and Proxy Card are available at http://ir.AssociatedEstates.com/annual-proxy.cfm

You can help us make a difference by eliminating paper proxy mailings.  With your consent, we will provide all future proxy materials electronically.  Instructions for consenting to electronic delivery can be found on your proxy card.  Your consent to receive shareholder materials electronically will remain in effect until canceled.

ASSOCIATED ESTATES REALTY CORPORATION
1 AEC Parkway
Richmond Heights, Ohio  44143

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Associated Estates Realty Corporation (the “Company”) on certain matters to be voted on at the upcoming annual meeting of shareholders, which will be held at One Cleveland Center, 1375 E. Ninth Street, Cleveland, Ohio, 44114, on Wednesday, May 9, 2012, at 10:00 a.m., local time.  We are mailing this proxy statement and the accompanying notice and proxy, along with our Annual Report to Shareholders, on or about March 28, 2012.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Shareholders?

At the Company’s annual meeting of shareholders, shareholders will vote upon matters outlined in the accompanying notice of meeting, including the election of seven directors, a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2012, and a non-binding advisory vote to approve the Company’s executive compensation.  We are not aware of any other matter that will be presented for your vote at the meeting.

When and Where Is the Meeting?

The meeting will be held at One Cleveland Center, 1375 E. Ninth Street, Cleveland, Ohio, 44114, on Wednesday, May 9, 2012, at 10:00 a.m., local time.  Parking is available at One Cleveland Center.

Who Is Entitled to Vote?

Only shareholders of record at the close of business on the record date, March 20, 2012, are entitled to receive notice of and to vote the common shares that they held on the record date at the meeting, or any postponement or adjournment of the meeting.  Each outstanding common share entitles such shareholder to cast one vote on each matter subject to vote.  As of the record date, the Company had outstanding 42,475,459 common shares.

Who Can Attend the Meeting?

Only shareholders as of the record date, or their duly appointed proxies, may attend the meeting.  Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records and you will need to bring a copy of your brokerage statement reflecting your ownership of common shares as of the record date.

Can My Broker Vote My Shares Without My Instructions?

Whether your bank, broker or other nominee holding your shares may vote without your instruction depends on the matter subject to vote.  When brokers do not receive voting instructions from a customer, they are permitted to, and generally do, exercise discretionary voting authority with respect to the customer’s shares on “routine” matters subject to vote at a meeting.  If there are non-routine matters also subject to vote at the same meeting, the broker is not permitted to exercise discretionary voting authority on such matters, and the shares voted by the broker in its discretion on routine matters are considered “broker non-votes” with respect to the non-routine matters.

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The election of directors and the advisory vote on the Company’s executive compensation are both non-routine matters, and accordingly, brokers may not exercise discretionary voting authority on these matters.  You must provide voting instructions to your bank, broker or other nominee holding your shares for your shares to be voted for the election of directors and on the advisory vote on the Company’s executive compensation.  Accordingly, your instructions to your broker on how you want your shares voted are very important.  The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is the only matter that is considered routine.

What Constitutes a Quorum?

A quorum for the transaction of business at the meeting requires the presence, either in person or by proxy, of the holders of a majority of the common shares outstanding on the record date.  Proxies received by the Company but marked as abstentions, votes withheld and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum.

What Vote Is Required to Approve each Proposal Assuming that a Quorum Is Present at the Meeting?

Proposal One:  Election of Directors.  The seven director nominees who receive the greatest number of affirmative votes will be elected directors.  Votes withheld and broker non-votes will not count for or against any nominee for director.

Proposal Two:  Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm.  The Audit Committee plans to reappoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for the Company’s 2012 fiscal year.  Although ratification is not required, the Board of Directors is submitting this appointment to our shareholders for ratification as a matter of good corporate practice.  See page 31 under “Proposal Two” for additional information.  The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for the approval of this proposal.  If you abstain from voting on this proposal, it will have the same effect as a vote “against” this proposal.  If your shares are held in a brokerage account and you do not provide voting instructions, your broker has the discretion to vote your shares on this proposal.

Proposal Three:  Advisory Vote on the Company’s Executive Compensation.  Although the vote on this proposal is an advisory vote and is not binding on the Company, the Compensation Committee and the Board will consider the voting results when evaluating and designing the Company’s compensation programs.  The Board will consider a majority of the votes cast as approval of the proposal. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

How Do I Vote?

If your shares are registered in your name, then you are a “registered holder” and you may vote in person at the meeting or by proxy.  If you decide to vote by proxy, you may do so in any one of the following three ways:

By Telephone:  You may call the toll-free number printed on your proxy card.  Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares.  You will be able to confirm that your vote has been properly recorded.  Telephone voting is available 24 hours a day.  If you vote by telephone, you do not need to return your proxy card.

Over the Internet:  You may visit the website printed on your proxy card.  Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares.  You will be able to confirm that your vote has been properly recorded.  Internet voting is available 24 hours a day.  If you vote over the Internet, you do not need to return your proxy card.

By Mail:  You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

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If you own shares beneficially through a bank, broker or otherwise, the institution that holds your shares will enclose voting instructions when sending our proxy statement to you.

If you hold shares through the AERC 401(k) Savings Plan and Trust, you will receive voting instructions from that plan’s administrator.

Each proxy that is received timely, properly signed and not subsequently revoked will be voted at the meeting in accordance with the directions of the shareholder.  If a proxy is properly signed but incomplete or if you do not provide instructions, the proxy will be voted: 1) FOR the election of each nominee as set forth under “Proposal One: Election of Directors” to serve as a director of the Company; 2) FOR the ratification of the appointment of the Company’s independent registered public accounting firm; 3) FOR the approval of the Company’s executive compensation; and 4) pursuant to the discretion of the appointed proxies for any other action properly brought before the meeting or any postponement or adjournment thereof.

Can I Revoke My Proxy?

You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Shareholders, or by giving notice of revocation to the Company in open meeting.  If you hold shares through the AERC 401(k) Savings Plan and Trust, please refer to the instructions from that plan’s administrator for the deadline for submission of, and any later change to, your vote.  Your presence at the annual meeting of shareholders alone will not be sufficient to revoke your previously granted proxy.

How Will the Proxy Solicitation Be Conducted?

This solicitation of proxies is made by and on behalf of the Board of Directors.  We have hired Georgeson, Inc. to help us send out the proxy materials and assist with the process.  The cost of the solicitation of your proxy, which will be approximately $13,000, will be borne by the Company.  In addition to solicitation of proxies by mail and electronically, officers and regular employees of the Company may solicit proxies in person, by telephone or facsimile.  These officers and employees will not receive any additional compensation for their participation in the solicitation.

Can I Receive the Proxy Materials Electronically?

Yes.  The Company is pleased to offer shareholders the choice to receive all future proxy statements, proxy cards and annual reports electronically over the Internet.  Choosing electronic delivery will save the Company the costs of printing and mailing these materials.  If you are a shareholder of record and would like to receive these materials electronically in the future, you can consent to electronic delivery by following the instructions on your proxy card.

PROPOSAL ONE:  ELECTION OF DIRECTORS

At the annual meeting of shareholders, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Adams, Friedman, Gibbons, Milstein, Sanfilippo, Schoff and Schwarz.  Each director elected will serve until the next annual meeting of shareholders and until his successor is elected and qualified.

If for any reason any of the nominees is not a candidate at the time of the election (which is not expected), the common shares represented by your proxy will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee.

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The following table contains information with respect to each nominee:

Nominees for Election at the Annual Meeting of Shareholders

			Director
Name	Age	Principal Occupation	Since

Albert T. Adams	61	Partner, Baker & Hostetler LLP	1996

Jeffrey I. Friedman	60	Chairman of the Board, President and Chief Executive	1993
		Officer of the Company

Michael E. Gibbons	59	Senior Managing Director and Principal, Brown Gibbons	2004
		Lang & Company L.P.

Mark L. Milstein	49	Owner, Adam Building Company, LLC	1993

James J. Sanfilippo	60	Consultant and Retired Managing Partner, Grant Thornton LLP	2012

James A. Schoff	66	Consultant	2006

Richard T. Schwarz	60	Limited Partner, Edgewater Capital Partners	1994

Business Experience of Directors

Albert T. Adams has been a partner of the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984, and has been associated with the firm since 1977.

Jeffrey I. Friedman has been Chairman of the Board and Chief Executive Officer of the Company since its organization in July 1993, and served as the Company’s President from the Company’s organization to February 2000 and again since December 2002.  In 1974, Mr. Friedman joined the Company’s predecessor, Associated Estates Corporation, an owner and manager of multifamily residential apartment communities.  Mr. Friedman is the brother-in-law of Mark L. Milstein and the father of Jason A. Friedman.

Michael E. Gibbons has been the Senior Managing Director and Principal of Brown Gibbons Lang & Company L.P., a Cleveland-based investment banking firm, since its inception in 1989.  Mr. Gibbons also currently serves on the Board of Directors of Preformed Line Products Company, an international designer and manufacturer of overhead and underground network products and systems.

Mark L. Milstein is the owner of Adam Building Company, LLC, a general contractor, and has held various offices with Adam Construction Company, and an affiliated entity, J. Holden Construction, including President and Senior Project Manager, since 1993.  Mr. Milstein is the brother-in-law of Jeffrey I. Friedman and the uncle of Jason A. Friedman.

James J. Sanfilippo retired from Grant Thornton LLP, Cleveland, Ohio on July 31, 2009 and continued to serve the firm as a consultant until December 31, 2011. Mr. Sanfilippo served as office managing partner for Grant Thornton LLP, Cleveland, Ohio, from 1988 through July 31, 2007, having joined the firm in 1973.

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James A. Schoff provides business consulting and advisory services to a variety of business enterprises. Mr. Schoff served as Special Advisor to the Chairman of Developers Diversified Realty Corporation (“DDR”), a shopping center real estate investment trust, from 2004 until his retirement on December 31, 2010.  Mr. Schoff also served as Executive Vice President and Chief Operating Officer of DDR from 1993 to 1998, Vice Chairman and Chief Investment Officer of DDR from 1998 to 2002, and Senior Investment Officer of DDR from 2002 to 2003.

Richard T. Schwarz has been a limited partner of Edgewater Capital Partners, a private equity investment firm, and a member of its board of operating advisors since July 2003.  In 1998, he co-founded Sycamore Partners LLC, a Cleveland-based investment and advisory firm focused on investing in businesses in northeast Ohio.  Prior to forming Sycamore, he was Director and President of Laurel Industries, Inc., a privately held chemical manufacturer and a subsidiary of Occidental Petroleum Corporation.  Mr. Schwarz is currently Chairman of the Board of Directors of ABS Materials, Inc., a privately held water treatment and environmental remediation company.

The Board of Directors recommends that shareholders vote FOR the nominees for election set forth above.

Board Meetings and Attendance

The Board of Directors held five meetings in 2011.  In 2011, each member of the Board of Directors attended at least 90% of the meetings of the Board of Directors and the committees of which he was a member.  The Company has a policy requiring director attendance at all Board of Directors meetings, absent unusual circumstances.  The Company expects its directors to attend the annual meeting of shareholders (which is usually held the same day as a meeting of the Board of Directors).  All of the Company’s directors attended the 2011 annual shareholders meeting.

DIRECTOR COMPENSATION

Employees of the Company who are also directors are not paid any director fees.  Compensation for non-employee directors includes the following:

•	An annual retainer fee of $50,000 paid in quarterly installments;

•	An additional annual retainer fee of $7,500 paid in quarterly installments, to the respective Chairs of the Finance and Planning and Nominating and Corporate Governance Committees;

•	An additional annual retainer fee of $10,000 paid in quarterly installments, to the Chair of the Executive Compensation Committee;

•	An additional annual retainer fee of $20,000 paid in quarterly installments, to the Chair of the Audit Committee; and

•	An additional annual retainer of $10,000 paid in quarterly installments, to the lead director.

Non-employee directors are eligible for restricted share grants and stock option grants, which may be awarded from time to time by the Board of Directors.  During 2011, each non-employee director, other than James J. Sanfilippo who was not a member of the Board at the time, received a restricted share grant with a grant date value of $50,000.  Based on the closing price of the Company’s common shares at $16.39, each director received a grant of 3,051 restricted shares issued on May 4, 2011.  The Company maintains a non-qualified deferred compensation plan for directors (the “Directors’ Deferred Compensation Plan”).  Each non-employee director has the opportunity to elect to defer fees earned in cash and/or equity awards into an account.  The amount of fees and equity awards are converted to share units.  These units are valued based on the Company’s share price and accrue dividend equivalents.  Distributions from each participant’s account are made in accordance with the instructions set forth by the participant at the time he elects to defer his compensation.  Because the value of a director’s account balance is determined by reference to the Company’s share price and because dividend equivalents received are equal to the dividend declared on the Company’s common shares, there are no above-market earnings on deferred compensation account balances.  Distributions from the plan will be settled by issuance of the Company’s common shares.

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The following table sets forth the compensation paid to the Company’s non-employee directors during fiscal year 2011:

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)(1)	($)(2)	($)

Albert T. Adams	$47,500	$50,000	$ 97,500
James M. Delaney(3)	$65,000	$50,000	$115,000
Michael E. Gibbons	$55,000	$50,000	$105,000
Mark L. Milstein	$47,500	$50,000	$ 97,500
James J. Sanfilippo(3)	0	0	0
James A. Schoff	$55,000	$50,000	$105,000
Richard T. Schwarz	$65,000	$50,000	$115,000

(1)

In 2011, Messrs. Adams and Gibbons elected to defer the fees earned in cash into the Directors’ Deferred Compensation Plan.  Share units held for the account of each director under the Directors’ Deferred Compensation Plan are disclosed in the “Security Ownership of Certain Beneficial Owners and Management” table on page 29.

(2)

A grant of 3,051 restricted shares was issued to each non-employee director then serving on May 4, 2011, based upon the $16.39 closing price for the Company’s common shares on that date.  The restricted shares cliff vest entirely on the third anniversary of the grant date.  Messrs. Adams, Delaney, Gibbons and Schoff elected to defer their restricted share award into the Directors’ Deferred Compensation Plan.  Share units held for the account of each director under the Directors’ Deferred Compensation Plan are disclosed in  the “Security Ownership of Certain Beneficial Owners and Management” table on page 29.

(3)

Following Mr. Delaney’s retirement in February 2012, Mr. Sanfilippo was appointed to the Board.  In recognition of Mr. Delaney’s 13 years of valuable service to the Board, the Board determined to accelerate the vesting of the 6,598 share units in Mr. Delaney’s Deferred Compensation Plan account associated with restricted share grants awarded in 2010 and 2011.  In addition, Mr. Delaney has agreed to perform consulting services through May 2012 at which time his 2009 restricted share award will vest as originally scheduled.  Further in consideration for his consulting services through the date of the 2012 annual shareholders meeting, Mr. Delaney will continue to receive cash compensation at the same rate he has been compensated during 2011-2012 as a non-employee director and Audit Committee Chair.

The Company has adopted share ownership guidelines for members of the Board of Directors.  The guidelines provide that each director owns Company common shares or common share equivalents having a value at least equal to such director’s annual cash retainer (including committee chair retainers) and that once that level is achieved, such guidelines shall be deemed to have been satisfied without regard to any fluctuation in value in the Company’s common shares.  Newly elected or appointed directors have a period of one year in which to satisfy the share ownership guidelines.  All of the members of the Board of Directors have met this ownership guideline, except Mr. Sanfilippo who will have until February 23, 2013 to do so.

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CORPORATE GOVERNANCE

The Board of Directors adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities and to serve the best interests of the Company and its shareholders.  A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s web site, AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Codes of Ethics

Code of Ethics for Senior Financial Officers.  The Company has a Code of Ethics for Senior Financial Officers that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or other persons performing similar functions (collectively, “Senior Financial Officers”) of the Company.  The Code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or furnishes to, the SEC and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; to proactively promote ethical behavior among peers and subordinates in the workplace and to promptly report to the Audit Committee any violation or suspected violation of the Code of Ethics for Senior Financial Officers.  The Code of Ethics for Senior Financial Officers is posted on the Company’s web site, AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.  Any waiver of any provision of the Code of Ethics for Senior Financial Officers may only be made by the Audit Committee or the Board of Directors and will be promptly disclosed in a filing on Form 8-K with the SEC or, subject to satisfaction of any condition established by the SEC, by posting on the Company’s web site.

Code of Business Conduct and Ethics.  The Company has a Code of Business Conduct and Ethics that applies to all employees, officers and directors of the Company.  The Code of Business Conduct and Ethics includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of Company assets, accounting and recordkeeping, corporate opportunities, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and the reporting of illegal or unethical behavior.  The Code of Business Conduct and Ethics is posted on the Company’s web site, AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.  Any waiver of any provision of the Code of Business Conduct and Ethics granted to an executive officer or director may only be made by the Board of Directors or a Committee of the Board of Directors authorized to do so and will be promptly disclosed as required by applicable laws or New York Stock Exchange (“NYSE”) listing standards.

Independent Directors

The Corporate Governance Guidelines adopt criteria for the determination of director independence that are consistent with those of the NYSE listing standards.  The Board of Directors has determined that all of the nominees for director, except for Messrs. Friedman and Milstein, are “independent directors” within the meaning of the NYSE listing standards.  Albert T. Adams is a partner in the law firm of Baker & Hostetler LLP, which has provided (and is expected to continue providing) legal services to the Company; however, the Board of Directors affirmatively determined that Mr. Adams is an “independent director” within the meaning of the NYSE listing standards and that his relationship with Baker & Hostetler LLP does not interfere with his exercise of independent judgment as a director.

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Board Leadership Structure and Executive Session

The current leadership structure of the Company’s Board of Directors combines the positions of Chief Executive Officer (the “CEO”) and Chairman of the Board of Directors and balances such combination with an independent lead director.  Mr. Friedman currently serves as the CEO and Chairman of the Board of Directors.  As the individual with primary responsibility for managing the Company’s day-to-day operations, the Board of Directors believes he is best positioned to chair regular meetings of the Board of Directors and lead discussions regarding long-term strategic plans and principal business issues.  The Board of Directors believes the combined structure, coupled with an independent lead director, ensures that the Board of Directors is presented with the information required for it to fulfill its responsibilities while also providing independent oversight and accountability of management.  The Board of Directors believes that the current leadership structure contributes to making meetings of the Board of Directors as productive and effective as possible.

The non-employee directors of the Board of Directors regularly meet in executive session without management.  The non-employee directors have chosen Mr. Schwarz to serve as independent lead director and to preside at meetings of non-employee directors.  The independent lead director serves as a liaison between the Chairman of the Board of Directors and other directors.

Board Committees

The Board of Directors has an Audit Committee, an Executive Committee, an Executive Compensation Committee, a Finance and Planning Committee, a Pricing Committee and a Nominating and Corporate Governance Committee.  All of the members of the Board of Directors’ Audit, Executive Compensation and Nominating and Corporate Governance Committees are independent directors under the NYSE listing standards with respect to such committee membership.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Schoff (Chairman), Sanfilippo and Schwarz, all of whom are independent.  Mr. Delaney served as a member of the Committee until his retirement from the Board of Directors on February 23, 2012, at which time the Board of Directors appointed Mr. Sanfilippo as a member of the Committee.    The Nominating and Corporate Governance Committee held three meetings in 2011.  During 2011, the Committee focused its efforts on an extensive search for a financial expert to succeed Mr. Delaney as a member of the Board and Audit Committee Chairman.  The Committee determined that Mr. Delaney’s successor should not only possess a strong background in finance but also substantive experience in public accounting, inclusive of experience with Sarbanes Oxley requirements.  The Committee reviewed and interviewed numerous candidates for this position before its final selection of Mr. Sanfilippo.  Mr. Sanfilippo was recommended to the Committee by an independent director.  This Committee was formed to assist the Board of Directors in identifying individuals qualified to become members of the Board of Directors; to recommend Board committee structure, membership, and operations; to develop and recommend to the Board of Directors a set of effective corporate governance policies and procedures; to lead the Board of Directors in the review of the Board of Directors’ performance; and to review and approve director compensation.

The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors.  However, in determining qualifications for new directors, it will consider a potential member’s qualification as independent under the NYSE listing standards, as well as age, skill and experience in the context of the needs of the Board of Directors.  The Nominating and Corporate Governance Committee does not have a specific policy with respect to its consideration of diversity; however, diversity is one of the many factors that it considers when identifying potential candidates to serve on the Board of Directors.

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In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and the Company’s shareholders.  Each of the members of the Board of Directors was chosen to be a director because the Board of Directors and the Nominating and Corporate Governance Committee believe that he has demonstrated leadership or governance experience, specific industry knowledge or expertise and good judgment and integrity.  The Board and the Committee believe that these skills and qualifications combined with each director’s diverse background and ability to work in a positive and collegial fashion benefit the Company and the Company’s shareholders by creating a strong and effective Board of Directors.  Set forth below are the conclusions reached by the Nominating and Corporate Governance Committee with respect to each member of the Board of Directors:

Mr. Friedman has been with the Company and its predecessors for over 38 years.  He provides the Board of Directors with an extensive understanding of the Company’s business, strategy, markets, competitors, financial position, operational issues and regulatory requirements.  Mr. Friedman has demonstrated his leadership experience as Chairman of the Board and CEO of the Company since its organization and initial public offering in 1993.  He is also active in several industry-specific professional organizations and other community activities. Mr. Friedman earned a Bachelor of Science degree from The Ohio State University.

Mr. Adams brings the Company broad experience from a career focused on corporate finance, real estate and business transactions.  In addition to his law degree, Mr. Adams received a MBA from Harvard Business School and was a teaching fellow in Economics at Harvard College.  Utilizing a combination of legal and business skills, he has extensive experience in advising companies with respect to capital markets activity, business combinations and corporate governance.  Mr. Adams has served as a director or trustee of numerous private, charitable and civic organizations.  He has also served as a director of six publicly-held companies, including five publicly-held real estate investment trusts.  During his tenure as a director of publicly-held real estate investment trusts, Mr. Adams has served as a member and chairman of three corporate governance committees; a member of three, and a chairman of one, compensation committees; and a member and chairman of one audit committee.

Mr. Gibbons brings extensive leadership and governance skills to the Board of Directors from his role as Senior Managing Director and Principal of Brown Gibbons Lang & Company, an investment banking firm, where he is a co-founder and chairman of Global M&A United States and is a former chairman of Global M&A.  He is involved on several advisory committees, boards of trustees and not-for-profit boards.  Mr. Gibbons has also served on the board of directors of two other publicly traded companies, LESCO, Inc. and Preformed Line Products Company (“PLP”), where he continues to serve as chairman of PLP’s audit committee.  He earned a Bachelor of Science degree from Kenyon College, a law degree from Cleveland State University and a master’s degree from Case Western Reserve University.

Mr. Milstein has considerable experience in real estate development and investment and holds a Bachelor of Arts degree and a MBA from Southern Methodist University.  As a project manager for a general construction company, he is knowledgeable about all aspects of rehabilitation and construction, with a focus on multifamily projects.  He is a significant shareholder of the Company, has served on the Board of Directors of the Company since its organization and initial public offering in 1993 and provides a historical perspective of the Company’s business and strategic challenges.

Mr. Sanfilippo has a distinguished background in public accounting.  Mr. Sanfilippo earned a degree in Business Administration from Kent State University and has been a CPA for over 30 years.  He had a leadership and management role as the former managing partner of the Cleveland, Ohio office of Grant Thornton LLP.  During his career of 36 years with Grant Thornton, Mr. Sanfilippo served as the lead audit partner to both public and private companies and has consulted on various accounting and auditing matters.  Mr. Sanfilippo serves as a member of the Kent State Advisory Council for the Department of Accounting and the Chanel High School Development Board.  Mr. Sanfilippo is also a former board member of Business Volunteers Unlimited, Cleveland Grand Prix Charities, American Cancer Society, Big Brothers/Big Sisters, Cleveland Hearing and Speech Center and Lakewood Country Club.  He qualifies as an audit committee financial expert under SEC regulations.

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Mr. Schoff brings valuable industry-specific knowledge, leadership and corporate governance experience to the Board of Directors.  Mr. Schoff earned a bachelor degree from Hamilton College and a law degree from Cornell University College of Law.  He practiced law for several years specializing in the acquisition and syndication of real estate properties prior to joining DDR Corp., a publicly traded real estate investment trust.  Mr. Schoff was the Chief Operating Officer at DDR and is familiar with all aspects of operation, including human resources, compensation, information technology and enterprise risk management.  Mr. Schoff also was in charge of the acquisitions and divestiture program for DDR and its joint ventures.  He has served on the boards of DDR and AIP, a publicly-traded real estate investment trust, and the audit committee of AIP.  He has also served as a director and as chairman on several not-for-profit boards.

Mr. Schwarz contributes extensive knowledge regarding business investment, management and development to the Board of Directors.  Mr. Schwarz holds a Bachelor of Science degree from The Ohio State University and a MBA from Case Western Reserve University.  He has over 36 years of business experience as an entrepreneur, executive and private equity investor, most recently with Edgewater Capital Partners.  He has experience in management consulting and recruiting, and the development and retention of effective management personnel.  Mr. Schwarz also serves on the Visiting Committee of the Case Western Reserve University School of Engineering, the Leadership Council for University Hospital’s Orthopedic Department, and the Technology Transfer Committee of Cleveland State University.  Mr. Schwarz also has extensive relevant corporate governance experience having served on the boards of, or as consultant to, several companies.  He is currently the chairman of the board of directors of ABS Materials, Inc. and serves on the boards of a number of venture capital companies.

The Nominating and Corporate Governance Committee recommends a slate of nominees to the Board of Directors for election by shareholders at the Company’s annual meeting.  Although the Nominating and Corporate Governance Committee may retain a board search consultant to supplement the pool of Board of Directors candidates, it has not engaged a consultant at this time.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors.  To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder must submit the candidate’s name and qualifications to the Company’s Secretary, Bradley A. Van Auken, at the following address:  1 AEC Parkway, Richmond Heights, Ohio 44143.

The Nominating and Corporate Governance Committee recommended to the Board of Directors each of the nominees identified in “Proposal One: Election of Directors” on page 3.

A current copy of the Nominating and Corporate Governance Committee’s charter is available to shareholders on the Company’s web site, AssociatedEstates.com under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Audit Committee

During 2011, the Audit Committee was comprised of Messrs. Delaney (Chairman), Gibbons and Schwarz, all of whom are independent as required by Section 10A of the Securities Exchange Act of 1934 and NYSE listing standards.  Mr. Delaney served as Chairman of the Audit Committee (and the Board had determined that Mr. Delaney qualified as a financial expert) until his retirement from the Board of Directors on February 23, 2012.  Mr. Sanfilippo, a retired partner of Grant Thornton LLP, was appointed to the Audit Committee following Mr. Delaney’s retirement and currently chairs the Audit Committee.  The Board of Directors has determined that Mr. Sanfilippo is independent and a “financial expert” within the meaning of Item 401 of Regulation S-K under the federal securities laws.  The Audit Committee held nine meetings in 2011.

The Audit Committee is responsible for assisting the Board of Directors in overseeing the following primary areas: (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with financial, legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications, independence and engagement, and (iv) the performance of the Company’s internal audit function and independent auditors.

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In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and reviews and approves all non audit and audit related services for which our independent registered public accounting firm is engaged. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditors and the Company’s senior internal audit officer.

A current copy of the Audit Committee’s charter is available to shareholders on the Company’s web site, AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with GAAP and for issuing an opinion on the effectiveness of internal controls over financial reporting.

The Audit Committee has:

•

Reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company contained in the Annual Report on Form 10-K for the year ended December 31, 2011;

•

Discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to Statement of Accounting Standards No. 61 (Codification of Statements on Auditing Standards, AU Section  380), which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements; and

•

Received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (regarding the independent registered public accounting firm’s communications with the Audit Committee concerning such firm’s independence) and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the reviews and discussions described in the preceding bulleted paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2011, be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Audit Committee

James M. Delaney, Chairman

Michael E. Gibbons

Richard T. Schwarz

Finance and Planning Committee

The Finance and Planning Committee, which consists of Messrs. Adams, Friedman, Gibbons (Chairman), Milstein and Schoff, assists the Board of Directors in matters relating to strategic planning and overall debt and capital structure of the Company.  The Finance and Planning Committee held two meetings in 2011.

A current copy of the Finance and Planning Committee’s charter is available to shareholders on the Company’s web site, AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

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Executive Committee

The Executive Committee, which consists of Messrs. Adams, Friedman (Chairman) and Milstein, possesses the power of the Board of Directors in the management of the business and affairs of the Company (other than filling vacancies on the Board of Directors or any of the Board of Directors’ committees) during intervals between meetings of the Board of Directors.  The Executive Committee held three meetings in 2011.

Pricing Committee

The Pricing Committee, which consists of Messrs. Adams, Friedman (Chairman) and Gibbons, establishes the price of securities issued by the Company upon consummation of the subject securities offerings that have been authorized by the Board of Directors.  The Pricing Committee did not conduct any meetings in 2011.

Executive Compensation Committee

During 2011, the members of the Executive Compensation Committee (the “Committee”) were Messrs. Delaney, Schoff and Schwarz (Chairman), all of whom are independent.  Mr. Delaney served as a member of the Committee until his retirement from the Board of Directors on February 23, 2012, at which time the Board of Directors appointed Mr. Sanfilippo as a member of the Committee.  The Committee held three meetings in 2011.

The Chairman of the Committee establishes the agenda for each Committee meeting with the assistance of the CEO and the Vice President of Human Resources.  Meetings are attended by Committee members, as well as the CEO, the Vice President of Human Resources, external legal counsel and, from time to time, a third party compensation consultant.  During 2011, the Committee engaged FPL Associates, a nationally recognized consulting firm, to perform the services described in “Executive Compensation Discussion and Analysis.”  At each meeting, the Committee has the opportunity to meet in an executive session, absent the CEO and the Vice President of Human Resources.  The Chairman of the Committee is responsible for updating the Board of Directors on all matters related to the executive compensation program.  The Committee has the authority to engage third party consultants to provide guidance and recommendations on matters related to the executive compensation program and may also delegate certain responsibilities related to administering the executive compensation program.

The Committee is responsible for assisting the Board of Directors in overseeing the following primary areas:

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Reviewing and approving the goals and objectives relevant to the compensation of the CEO and the Company’s other elected officers and other officers who, together, comprise the five most highly compensated employees of the Company and ensuring those goals are aligned with the Company’s short and long-term objectives;

•	Reviewing, at least annually, the structure and compensation opportunities available under the Company’s executive and employee compensation plans in light of the Company’s goals and objectives;

•	Reviewing and approving salary, annual and long-term incentive compensation targets, performance objectives and payments for the executive officers of the Company;

•	Establishing the contribution and earnings rates under the Company’s Supplemental Executive Retirement Plan on an annual basis;

•

Evaluating, at least annually, the performance of the executive officers in light of the Company’s strategic plan and the goals and objectives of the Company’s executive compensation plans and establishing future compensation levels based upon this evaluation;

•

Reviewing and approving grants and awards to the executive officers and other participants under the Company’s equity-based compensation plans based on achievement of pre-determined goals and objectives;

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•	Reviewing and approving any employment agreements and severance agreements to be made with any existing or prospective executive officer of the Company; and

•	Reviewing other broad-based human resources programs for employees as deemed appropriate by the CEO or as requested by the Board of Directors.

A current copy of the Committee’s charter is available to shareholders on the Company’s web site, AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Board’s Role in Risk Management Oversight

The Board of Directors oversees the Audit Committee, which has the largest role in risk management oversight.  The Audit Committee reports regularly to the full Board of Directors with respect to actions taken and matters discussed by the Audit Committee, including any items that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors and the performance of the internal audit function.  With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking.  The Compensation Committee periodically reviews the Company’s compensation policies and practices with respect to risk and periodically reports to the full Board of Directors.  The Company’s Board leadership structure facilitates the effectiveness of the risk oversight process by having an experienced Chairman and Chief Executive Officer who has extensive knowledge of and experience with the risks that the Company faces.  In addition, each of the committees of the Board that has a risk oversight function is composed entirely of independent directors, which the Board believes also enhances risk oversight.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Objectives of the Executive Compensation Program

The executive compensation program supports the Company’s commitment to creating shareholder value, achieving performance objectives, executing the Company’s strategic plan, attracting and retaining top organizational contributors and linking executives’ pay to their ability to influence financial and organizational objectives, with a dual focus on the Company’s current priorities and long-term goals.  The Company provided shareholders an advisory vote on its executive compensation at its 2011 annual meeting of shareholders.  The shareholders approved, by a vote of approximately 97%, the compensation program and policies and the compensation paid to the Company’s named executive officers for fiscal 2010.  The Committee did not make any changes to the compensation program in response to the favorable say on pay vote; however, in continuing to examine compensation program and strategies, the Company has implemented changes to the compensation program for fiscal 2012, as described under “2012 Compensation Committee Actions.”

2011 Executive Summary

Compensation Committee’s 2011 Compensation Planning

In order to further align executive compensation with Company performance and the interests of executive officers with those of shareholders, the Committee implemented the following measures for 2011 incentive compensation, overall incentive compensation and compensation generally:

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•

Recognizing the trend towards stabilization of the multifamily housing industry, the Committee returned to a formulaic approach to incentive compensation for 2011.  In doing so, the Committee established performance targets for the annual incentive plan and the single year component of the long-term incentive plan.  These targets were actual same property net operating income (“NOI”) as relative to the Company’s 2011 operating budget as approved by the Board and the Company’s interest and fixed charge coverage ratios for its 2011 fiscal year.  The Committee determined that these targets operate to reward the management team for progress towards the Company’s strategic goals of increasing property NOI and maintaining a strong balance sheet.

•

Added a “clawback” provision for equity awards related to performance periods beginning January 1, 2011, that requires an award recipient to disgorge amounts received if the Company is required to restate its financial statements and the Committee determines wrongdoing on the part of such recipient.  The clawback provision was included in the Company’s 2011 Equity-Based Award Plan approved by the shareholders at the Company’s 2011 Annual Meeting.

•

Added a “double trigger” change of control feature to equity awards.  This feature was added by expanding the definition of a “change in control” resulting in an acceleration of vesting of equity awards under the terms of the 2011 Equity-Based Award Plan such that awards will vest prior to their originally prescribed vesting dates only if a change in control occurs and the recipient’s employment with the Company or its successor is terminated without cause or the recipient resigns for good reason during the two-year period following the change in control.

•

The Committee approved base salary increases for 2011 for Messrs. Jeffrey Friedman, Shannon and Fatica in order to make base salaries competitive with the Company’s peer group and in recognition of such individuals’ contributions to the Company’s superior performance during the recessionary environment beginning with 2008, over which time the executives had not received salary increases.

2011 Financial Performance and Highlights

Fiscal 2011 was another year of significant achievements for the Company.  In addition to significant growth in property net operating income, the Company continued to improve its leverage metrics while executing on its strategic repositioning strategy with the acquisition of three assets and the disposition of two older, non-core assets.  The following are highlights of 2011 performance that impacted the Committee’s decisions with respect to 2011 compensation:

•

Same Property NOI increased 5.6% as compared to 2010, significantly outpacing the Company’s original budgeted 3.5% increase.  Although the Company’s 2011 Same Property NOI results are in the middle third of the peer group for the one-year period, on a cumulative basis for 2010 and 2011, our results are in the top third.  Given our geographic exposure to the less volatile Midwest region, this pattern is consistent with what we would expect in the first year of a recovery period.

•	Fixed Charge and Interest Coverage Ratios improved to 2.34 and 2.34 times, respectively, from 1.85 and 1.97 times, respectively, for 2010.

•

The Company achieved the greatest Total Shareholder Return among all public apartment REITs for the five year period, and finished in the top 50% for the three year period, concluding December 31, 2011.

•	The Company acquired $136.4 million of properties, including one property in Northern Virginia, one property in Southeast Florida and one property in Dallas, Texas.

•	The Company obtained a $125 million five year unsecured interest only term loan facility on favorable terms.

•	The Company improved operating margins to 59.4%.

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2012 Compensation Committee Actions

In order to further align executive compensation with Company performance and the interests of executive officers with those of shareholders, the Committee implemented the following measures for 2012 incentive compensation and incentive compensation generally:

•

The Committee established performance targets for the annual incentive plan and the single year component of the long-term incentive plan as performance relative to the Company’s 2012 operating budget as approved by the Board as well as execution on the Company’s long-term capital strategy. These targets will operate to reward the management team for progress towards the Company’s strategic goals of increasing property NOI and maintaining a strong balance sheet.

•

After reviewing the competitive benchmarking for total compensation for the top five executives, the Committee determined that an increase to Mr. Van Auken’s target participation on the Single Year LTIP is appropriate, moving him from a target of 30% to 45% of base salary.  Additionally, the Committee moved to increase Mr. Van Auken’s base salary from $225,000 to $250,000 annually.

•

Additionally, the Committee reviewed the metrics used to determine Mr. Jason Friedman’s Annual Incentive Plan (paid in cash).  With the shift away from the third party construction business and the development efforts of the Company focused on proprietary apartment development, the Committee modified the mix of Mr. Jason Friedman’s annual incentive metrics (paid in cash) from 20% of base salary based on Company performance, 60% of base salary based on Business Unit performance, and 20% of base salary based on individual performance, to 40% of base salary based on Company performance, 40% of base salary based on Business Unit performance, and 20% of base salary based on individual performance.

•

In recognition of his strong leadership and the Company’s sector leading multi-year performance, the Committee approved a grant of options to purchase 125,000 common shares at an option price of $15.29 (the closing price on the day of the grant) per share to Jeffrey I. Friedman, Chairman of the Board and Chief Executive Officer.  The Company achieved a total shareholder return of 57.9% over the five-year period ending December 31, 2011.  Additionally, the Company outpaced the second highest performing multi-family REIT by 16.9% in total shareholder return.  The options will vest in three equal, annual installments beginning on the first anniversary of the grant.

Overview of Executive Compensation

Program Design

The Committee has overall responsibility for establishing, implementing and monitoring the executive compensation program for the executive officers named in the Summary Compensation Table and approving individual equity and cash awards under the program.  The key components of the Company’s “named executive officers” executive compensation program are base salary, annual incentives, longer-term share-based incentives and retirement and welfare benefits.  Each of these components operates within an integrated total compensation package to ensure that executives are compensated equitably, both from an internal and external perspective.

The integrated total compensation package is intended to provide target compensation to the Company’s named executive officers near the median to 75th percentile of the asset-based peer group which is comprised of apartment REITs, described in the introduction to the summary compensation table on page 22, and to provide opportunities for executives to earn incentive-based compensation driven by the accomplishment of performance expectations also described in Elements of the Executive Compensation Program below.  The Committee believes the executive compensation program, in total, reflects the competitive market practices of the asset-based peer group.

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The Committee reviews the overall executive compensation program and each executive’s compensation package at least annually.  A number of factors influence the Committee’s decisions in recommending and implementing adjustments to the executive compensation framework and each executive’s compensation package.  These factors include a competitive peer group analysis, individual performance, range of responsibilities relative to the Company’s business plan, internal pay equity, demonstrated individual competencies, value and contribution to the organization, experience and professional growth and development.  The peer group analysis is conducted by comparing each element of each executive’s compensation package and total remuneration to the compensation delivered to executives in similar positions within the peer group.  Total executive compensation is intended to approximate the median to the 75th percentile among the asset-based peer group.  This analysis is prepared with the help of the independent consultant identified below and the Company’s Vice President of Human Resources and reflects compensation data as disclosed in most recent proxy statements and the consultant’s proprietary database.

We have made an election to qualify as a real estate investment trust under the Internal Revenue Code, and as such generally will not be subject to federal income tax.  Thus, the deduction limit for compensation paid to our Chief Executive Officer and the four other most highly compensated executive officers of a public company contained in Section 162(m) of the Internal Revenue Code is not material to the design and structure of our executive compensation program.

The Committee believes the executive compensation program, in total, reflects the competitive market practices of the asset-based peer group.

Independent Consultant

The Committee has engaged FPL Associates, a nationally recognized consulting firm to: (i) assist the Committee with identifying the members of its peer group, which were selected using a number of factors such as total assets, market capitalization, number of multifamily units and number of full-time equivalent employees; (ii) assess the overall framework of the Company’s executive compensation program; and (iii) make recommendations for an executive compensation program that are consistent with the Company’s compensation philosophy and objectives.  The Committee also relied upon the consultant’s expertise for guidance and recommendations in establishing the overall compensation structure and individual compensation opportunities that were in place during 2011.  FPL Associates does not provide any other services to the Company.

Interaction with Board and Other Board Committees

The Committee works in concert with the Finance and Planning Committee to ensure that management is being incentivized in a manner consistent with the achievement of the Company’s strategic objectives.  In the past three years, the Committee has received information quarterly to track the Company’s performance, to provide feedback and to allow the Company to establish appropriate accruals for incentive compensation.

The Committee reports to the Board with respect to the design and implementation of executive compensation and receives input from the full board with respect to the performance of management.

Role of Management

The Committee works closely with the Vice President of Human Resources who provides information and data at the request of the Committee and reports to the Committee at each meeting.  The Committee also relies upon input from the CEO to ensure that the other executives are in agreement that the objectives related to the annual and long-term incentive plans are not only realistic but also challenging and motivating.  The Committee also relies upon the CEO to update it on the individual performance of each executive and may also seek the CEO’s recommendations for compensation adjustments delivered to each executive based on his performance, influence on the results of the organization and professional development.

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Elements of the Executive Compensation Program

The fiscal 2011 pay package for our named executive officers consisted of base salary, short term annual incentives, and long-term incentive opportunities along with other benefits discussed below.  The Committee believes that using a mix of compensation types (for example, salary, cash incentives, and equity) and performance periods (for example, one-year and three-year periods) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue risky and unsustainable results.

By design, targeted incentive compensation for the named executive officers for 2011 was a significant percentage - more than 71% of total compensation.  This is shown in the charts below.  The Committee’s general policy is to provide the greatest percentage of the named executive officers' compensation opportunity in the form of incentives tied to the achievement of established business objectives that are vital components of the Company’s strategic plan.  Overall, at least two-thirds of target total direct compensation is “at risk” or not guaranteed pay, because it is tied to performance and not merely continuing service. The Committee believes the emphasis on incentive compensation, including the use of stock-based compensation, is the best method to align management’s interests with those of our shareholders.

Base Salary

Base salary serves as the cornerstone for the executive compensation program and recognizes the relative value that an individual’s contribution brings to the Company.  Base salaries are intended to approximate the 25th percentile up to the median among the asset-based peer group.  The Committee approved base salary increases in 2011 for Messrs. Jeffrey Friedman, Shannon, and Fatica in order to align each salary with a level that is more competitive with the peer group and to recognize their contributions to the Company’s superior performance.

Annual Incentives

Annual incentives emphasize pay for performance and serve as a key means of driving the Company’s current objectives and priorities.  The Committee determines specific target levels of annual incentive compensation for the five most highly compensated officers, which includes the CEO and the other four named executive officers.  Individual target awards were determined based on a peer group compensation analysis and are intended to provide award opportunities that approximate the median to the 75th percentile of the asset-based peer group.  Threshold and high opportunities range from 50% to 150% of target, respectively.  In 2011, target annual incentive opportunities based on a percentage of base salary were established for each executive officer as follows:  Jeffrey I. Friedman, CEO - 140%; John T. Shannon, Senior Vice President of Operations - 100%; Lou Fatica, Vice President, Treasurer and Chief Financial Officer - 85%; Jason A. Friedman, Vice President, Construction and Development - 60%; and Bradley A. Van Auken, Vice President and General Counsel - 50%.

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Officers are rewarded based on the Company’s performance for the fiscal year, (“Company component”), contributions by the executive to the business unit for which the executive oversees (“business unit component”), and their individual performance (“individual component”) as determined by the CEO (except that the Committee determines the level of individual performance by the CEO).

The Committee reviewed the Company’s operating results each quarter and assessed management’s performance throughout the year.  Actual 2011 results were reviewed and confirmed by the Company’s Audit Committee prior to the Committee approving the award payouts.

The Committee designed the 2011 Company component of the Annual Incentive Plan as formula-based, tied to the achievement of NOI with a benchmark at target established at 100% of budgeted same property NOI, determined by deducting property operating and maintenance expenses from total property revenues.  Actual NOI achievement exceeded the pre-established maximum level objective that was approved by the Committee and the Company component of each executive’s award was determined to be delivered at 150% of target.  However, Mr. Jeffrey Friedman has voluntarily accepted a payout of 142% of target in respect of the Company component of his Annual Incentive Plan payment, providing additional funds to be used in rewarding Company employees for the exceptional financial performance.

The annual incentive opportunity for Mr. Jeffrey Friedman did not include a business unit component.  The threshold, target and maximum business unit objectives for Mr. Shannon were tied to budgeted operating margin, while the business unit objectives for Mr. Jason Friedman were tied to financial success of the Company’s third party construction services business conducted by Merit Enterprises.  Based on the pre-approved objectives and actual results, Mr. Shannon earned this component of his annual bonus at the maximum level, or 150%, while Mr. Jason Friedman did not earn a payout on the business unit component.  Threshold, target and maximum business unit objectives for Messrs. Fatica and Van Auken were tied to timeliness and accuracy of information provided by their respective business units.  Because Messrs. Fatica and Van Auken head corporate business units that do not have direct operational responsibilities it is more difficult to apply strict financial metrics to measure their respective contributions.  Consequently, business unit objectives for these persons are necessarily more subjective and include such matters as their respective contributions to helping the Company achieve important objectives on a timely basis and ensuring accuracy of financial and other information within their respective areas of responsibility.  In consideration of the Company’s performance relative to the 2011 budget and objectives, and the influence each had on the results based on the recommendation of the Chief Executive Officer, the Committee approved the business unit component of the annual incentive at 110% of the target for Mr. Fatica, and 130% for Mr. Van Auken, which were above the target but less than the maximum opportunity.

The individual component of each executive’s Annual Incentive Plan payment was based on overall individual performance, contributions to the organization, and individual development throughout the year.  The portion of the Annual Incentive Plan payment related to each executive’s individual component was approved by the Committee based on a written assessment of each executive’s performance and feedback provided by the Chief Executive Officer.   The individual components of Messrs. Shannon's, Fatica’s, Jason Friedman’s, and Van Auken’s annual incentive were delivered at 120%, 130%, 50%, and 120% of target, respectively.  The individual component of the annual incentive awarded to Messrs. Shannon, Fatica and Van Auken were delivered at a level above the target opportunity but less than the maximum, while the individual component awarded to Mr. Jason Friedman was delivered at threshold.  The Executive Compensation Committee determined that Mr. Jeffrey Friedman’s performance throughout the year warranted a payout at the threshold level taking into account the year end results of the third party construction business.  However, Mr. Jeffrey Friedman has voluntarily accepted a payout of his individual component at 0%, again providing additional funds to be used in rewarding Company employees for exceptional performance.  As a result, Annual Incentive Plan payments were made to Messrs. Jeffrey Friedman, Shannon, Fatica, Jason Friedman, and Van Auken in amounts equal to 114%, 144%, 138%, 40%, and 140% of target, respectively.  Award payouts were delivered in cash on February 17, 2012.

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Long-Term Incentives

Long-term incentives emphasize pay for performance and are linked to both the longer-term, strategic objectives of the Company and the long-term interests of shareholders.  The Committee believes that equity-based awards create stronger links to shareholder returns, reward long-term performance and help to attract and foster the retention of executives who are in a position to most directly influence the long-term success of the Company. Long-term incentive awards align executives’ interests with those of shareholders by reinforcing an ownership mentality and the importance of providing competitive long-term total returns to shareholders.

The portion of an executive’s total remuneration that is delivered through long-term compensation is determined by reviewing the asset-based peer group analysis, which is prepared by the compensation consultant based on the most recent proxy data and the consultant’s proprietary database, individual performance, range of responsibilities relative to the Company’s business plan and contribution by the executive and his division to the organization and the financial results.  The peer group analysis is used not only as a guideline for determining appropriate target long-term award opportunities, but also to ensure that the mix of total compensation delivered to each executive is competitive with similar positions within the peer group.  In addition, in 2011, the peer group analysis was also used to analyze the methods of payment (such as the use of cash, stock options and restricted shares) to reward long-term performance.

The Company’s long-term incentive plan (“LTIP”) is comprised of two components: a single-year component and a multi-year component.

For 2011, the Committee designed the single-year component to focus on two metrics that were weighted equally:  same property NOI growth and interest coverage and fixed charge coverage ratios.  Formulaic objectives were established in January of 2011 and evaluated at the conclusion of the year.  Additionally, in January of 2011, after a comprehensive review of compensation among the companies in the asset-based peer group and in consideration of the Company’s objectives, the Committee established the 2011 single-year LTIP opportunity for Messrs. Jeffrey Friedman, Shannon, Fatica, Jason Friedman, and Van Auken at 140%, 100%, 85%, 60% and 30% of base salary, respectively.

As with the annual incentive described above, the Committee reviewed the Company’s operating results each quarter and assessed management’s performance throughout the year.  Actual 2011 results were reviewed and confirmed by the Company’s Audit Committee prior to award payouts.  Based on 2011 results, single-year LTIP awards were delivered at 150% (maximum) of the NOI target and 150% (maximum) of the interest coverage and fixed charge coverage ratios target.   Awards were delivered in restricted shares and the number of shares granted to each executive was determined using the closing price of Company common shares on February 2, 2012.  One-third of those issued shares vest immediately and the remaining two-thirds vest in equal, annual installments dependent upon the recipient’s continuing service.  These restricted shares have voting rights and the recipient is entitled to receive dividends during the restricted period.

The multi-year component of the LTIP for 2010-2012 was established in 2010 as a percentage of 2010 base salaries and covers a three-year performance period that concludes on December 31, 2012.  The multi-year long-term component focuses on three-year absolute total shareholder return (60% of the award), three-year relative total shareholder return (15% of the award) and continued employment with the Company (25% of the award).

Total shareholder return (“TSR”) threshold, target and maximum objectives were established at the beginning of the three-year measurement period and a grant of restricted shares was issued at that time.  Performance objectives related to both the absolute and relative TSR will be evaluated at the end of the three-year period and, if achieved, the shares will vest entirely one year after the conclusion of the three-year measurement period. If total shareholder return objectives are not met, only the portion of shares that is attributable to continued employment will be awarded between Threshold and Maximum upon approval by the Committee. The amount of any time based awards shall be determined for each individual at the discretion of the Committee.   Restricted shares have voting rights and dividends accrue and earn interest at a rate determined by the Committee during the restricted period. Only the dividends and accrued interest attributable to shares that vest will be paid when shares vest on December 31, 2013.

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The Committee established the 2010 multi-year LTIP annualized opportunity target, expressed as a percentage of 2010 base salary, for each of the executive officers as follows:  Mr. Jeffrey Friedman - 104%; Mr. Shannon - 50%; Mr. Fatica - 40%; Mr. Jason Friedman - 30%; and Mr. Van Auken - 25%.  Threshold and Maximum opportunities range from 50% to 150% of target, respectively.   Grants under the multi-year component are issued and metrics and objectives are established every three years.

2011 Equity-Based Award Plan Incentives

All equity compensation awards that were granted to executives in connection with the long-term incentive programs described above are governed by the terms and conditions of the Company’s 2011 Equity-Based Award Plan.  The Company’s equity-based plan provides executive officers and other key employees of the Company the opportunity to earn equity-based incentives, including common shares.  Awards made under the plan may be in the form of stock options, restricted shares or other equity-based awards.  Stock options are granted with an exercise price that is at least equal to the current fair market value of the Company’s shares on the date of the grant and will only be of value to the extent the Company’s share price increases over time.  Currently, the number of stock options that can be granted to an executive is capped at 125,000 stock options per annum.    Generally, stock options and restricted share awards will vest in installments over no less than a three-year period or following achievement of performance objectives.

The Committee generally issues equity awards at its February meeting.  These awards are granted in conjunction with approval and payouts of the single-year long-term incentive component and also in conjunction with establishing objectives under the multi-year long-term incentive component as previously described.  The number of restricted shares that are granted to each executive is determined based on dividing the cash value of the award by the closing price of the Company’s common shares on the date of grant.  The cash value of the award is determined as a percentage of base salary for the long-term incentive plan.  The Committee also has the discretion to grant equity-based awards in addition to those awards made in conjunction with the long-term incentive plans as it deems appropriate.  The Committee did not grant any such additional awards in 2011.

The Committee has delegated authority to the CEO to award grants of equity compensation from a discretionary pool to non-executive employees for purposes of fostering retention, rewarding performance or in conjunction with an offer of employment.  Fifty-thousand shares are available for future grants as of December 31, 2011.

Non-Qualified Deferred Compensation Plan

The Company has established the Associated Estates Realty Corporation Elective Deferred Compensation Plan (the “Plan”).  The Plan is an unfunded, non-qualified deferred compensation program that is subject to the provisions of Section 409A of the Internal Revenue Code.  Eligibility under the Plan is determined by the Committee or its designee.  Currently, each appointed or elected officer of the Company is eligible to participate in the Plan.

The Plan permits deferral of up to 90% of base salary and up to 100% of annual incentive payments delivered in cash.  An individual bookkeeping account is maintained for each participant.  Participants are provided a number of measurement funds from which they may select to determine earnings, which may be, but are not required to be, the same as those offered under the AERC 401(k) Savings Plan and Trust.  Deferrals of base salary and incentive payments (other than restricted shares, discussed below) are fully vested at all times.

The Plan also permits the deferral of restricted shares.  Restricted share deferrals are reflected in a separate bookkeeping account for each individual as share equivalent units.  Dividend credits are made to such account in the form of share equivalent units.  Distribution of amounts reflected by such share equivalents shall be made in the form of shares.  The vesting of share equivalent units occurs on the same schedule as the restricted shares that have been deferred.

20

The Plan allows for in-service and separation sub-accounts to permit election of distribution at either a specified date or following separation.  Payment of each deferral under the Plan may be in the form specified in the participant’s election and may be in the form of a lump sum or annual installments over a period not to exceed four years.  Payment of each deferral under the Plan is made on account of separation from service, death, or disability, or at a time specified by the participant, within the parameters set forth in the Plan.  Re-deferral elections are permitted within the parameters set forth in the Plan.  Accounts are distributed upon a change of control and distribution due to unforeseen financial hardship is also possible.

Supplemental Executive Retirement Plan

The Company established a Supplemental Executive Retirement Plan (the “SERP”).  As part of the redesign of the Company’s compensation program in 2007, the Committee determined to limit additional contributions to the SERP to those participants that had vested accounts.  Consequently, effective January 1, 2007, additional contributions to the SERP will only be made for Mr. Jeffrey Friedman; however, the account balances for Messrs. Shannon and Fatica will continue to earn interest.  Pursuant to the SERP, the Company makes a contribution to Mr. Friedman’s account at the end of each plan year.  The Committee establishes the contribution rate, which was 6% of eligible earnings for 2011 (including base salary and cash payments under the annual incentive plan).  The account balances are treated by the Company as an unfunded liability until the benefits are paid.  The account balances earn interest each year at a rate that is set by the Committee prior to the beginning of each plan year.  Under the terms of the SERP, the interest rate paid on the account balances was determined by taking into consideration the Company’s weighted average cost of capital.  The interest rate was 8.3% for 2011.

Each participant’s SERP account vests when the participant turns 55 years of age provided that he remains in the Company’s employ.  Account vesting is accelerated in the event of the participant’s death or disability or a change in control (as defined in the SERP).  Upon a change in control, the Company must make a cash contribution to an irrevocable “rabbi trust” in an amount necessary to fully fund the SERP accounts within thirty days of the change in control.

Employment Agreement

The Company has an employment agreement with Mr. Jeffrey Friedman to serve as the Company’s President and CEO.  This agreement, dated January 1, 1996, as amended, had an initial term of three years and is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate by giving one year’s prior written notice.  Under the agreement, Mr. Jeffrey Friedman must devote his entire business time to the Company.  The agreement provides for an annual base salary, which may be increased from time to time.  Mr. Friedman’s base salary was set at $500,000 in February of 2011.  Mr. Friedman’s employment agreement also provides for services of a full-time bookkeeper and assistant for Mr. Friedman’s business and personal matters and other benefits related to the performance of his duties.  Mr. Friedman’s employment agreement also addresses severance payments that may be due to him under certain termination scenarios.  These provisions are discussed under “Potential Payments Upon Termination and Change in Control.”  In addition, Mr. Friedman’s employment agreement also includes non-competition and non-solicitation provisions that apply for a period of three years after the termination of his agreement.

Severance

The Company has a policy of paying severance to each of the executive officers named in the Summary Compensation Table, other than Mr. Jeffrey Friedman (whose severance payment is governed by his agreement with the Company), if the Company terminates such executive officer without cause.  This policy and potential payments under this policy are further explained under “Potential Payments Upon Termination and Change in Control.”

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Report of the Executive Compensation Committee

The Committee has reviewed and discussed with the Company’s management the Executive Compensation Discussion and Analysis set forth above.  Based on the review and discussion noted above, the Committee recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission.

Executive Compensation Committee

Richard T. Schwarz, Chairman

James M. Delaney

James A. Schoff

Compensation Risk Assessment

The Company reviewed its compensation programs to determine whether they encourage employees to take unnecessary or excessive risks that could have a material adverse effect on the Company’s business and the Company determined that they do not.  This conclusion is supported by the Company’s practice of including both single and multiple year components within the Company’s equity-based long term incentive plan that rewards employees with equity ownership in the Company over an extended period of time. The Company believes its programs are appropriately designed to incent employees to achieve its corporate goals, but not in a way that poses unnecessary or excessive material risk to the Company.

Summary Compensation Table

The following table summarizes the compensation earned during fiscal year 2011 by the Company’s CEO, Chief Financial Officer and each of the Company’s other executive officers (each, a “named executive officer” and, collectively, the “named executive officers”).

Total compensation opportunities for each executive are established based on a comprehensive review of similar positions within the Company’s peer group.  Each executive’s target opportunity is intended to align his compensation near the median to 75th percentile of the peer group, depending on performance against pre-established goals and objectives.  In addition, each executive’s mix of total compensation is based on the mix of compensation for similar positions within the peer group.  Compensation opportunities for the Company’s executives in 2011 were determined using 2010 peer group proxy data.  Compensation opportunities are intended to align with the median to 75th percentile of an identified asset-based peer group.  At the time the asset-based peer group analysis was conducted, the asset-based peer group consisted of eleven public REITs that were chosen because of each company’s focus on multifamily properties and after considering each company’s market capitalization and number of full time employees.  The asset-based peer group included: Apartment Investment and Management Company, Avalon Bay Communities, Inc., BRE Properties, Inc., Camden Property Trust, Colonial Properties Trust, Equity Residential, Essex Property Trust, Inc., Home Properties, Inc., Mid-America Apartment Communities, Inc., Post Properties, Inc., and UDR, Inc.

In 2011, base salaries of the named executive officers comprised, on average, 33.2% of their total compensation.  The annual bonuses, long-term incentives and other compensation as described in the Summary Compensation Table, comprised 28.8%, 35.4% and 2.6%, respectively, of the total compensation for the named executive officers for 2011.

22

SUMMARY COMPENSATION TABLE

			Non-Equity		Non-Qualified
			Incentive Plan		Deferred
			Compensation/	Stock	Compensation	All Other
	Fiscal		Bonus	Awards	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

Jeffrey I. Friedman,	2011	500,000	795,200	1,050,000	101,977	151,730	2,598,907
Chairman, President and	2010	487,479	874,537	1,724,116	84,313	130,871	3,301,317
Chief Executive Officer	2009	487,479	690,758	971,267	72,918	127,655	2,350,077
John T. Shannon,	2011	325,000	468,000	487,500	4,837	7,354	1,292,691
Senior Vice President	2010	250,000	276,000	520,000	4,249	4,954	1,055,203
of Operations	2009	250,000	232,000	309,095	3,954	3,893	798,942
Lou Fatica,	2011	305,000	357,765	388,875	8,274	7,073	1,066,987
Vice President, Treasurer	2010	290,000	240,120	466,320	7,269	4,844	1,008,553
and Chief Financial Officer	2009	290,000	203,580	270,199	6,764	3,813	774,356
Jason A. Friedman	2011	250,000	60,000	225,000	-	3,736	538,736
Vice President, Construction
and Development
Bradley A. Van Auken	2011	225,000	157,500	101,250	-	519	484,269
Vice President, Secretary
and General Counsel

(1)

Includes the amounts earned pursuant to the 2011 Annual Incentive Plan including the subjective portions of the plan.  The annual incentive opportunity for each executive and the objectives that were established for each executive are described under “Executive Compensation Discussion and Analysis-Annual Incentives.”

Non-equity incentive awards were not established for 2010 or 2009, rather cash bonuses were determined by the Compensation Committee in its discretion in February 2011 and February 2010 based upon its review of the Company’s and the executives’ 2010 and 2009 performance.

(2)

Includes the fair value of awards granted and performance awards earned during the respective years.  Assumptions used in the calculation of these amounts are included in Note 14 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 23, 2012.  The executive has the right to vote the restricted shares and receive dividends during the restricted period on restricted shares, other than restricted shares granted in connection with the 2010 Multi-Year LTIP.  Dividends accrue on restricted shares granted in connection with the 2010 Multi-Year LTIP and will be paid in cash if/when the award vests.  Accrued dividends earn interest during the restricted period at a rate of 8.3% per annum, consistent with the earnings rate applied to the Company’s SERP.

(3)

Includes earnings on SERP account balances that are considered to be “above market.”  Above market earnings are those that exceed 120% of the twelve-month federal rate of 0.5% as of January 3, 2012.  The earnings rate was 8.3% in 2011.

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(4)

The amounts for Mr. Jeffrey Friedman include compensation paid to a Company employee who provides bookkeeping and related administrative services to Mr. Jeffrey Friedman for matters that may be personal in nature and unrelated to the business of the Company or the performance of Mr. Jeffrey Friedman’s duties.  This compensation equaled $51,194 in 2011.  The amounts for Messrs. Jeffrey Friedman, Shannon, Fatica, Jason Friedman, and Van Auken also include Company matching contributions under the AERC 401(k) Savings Plan and Trust (the “401(k) Plan”) totaling $4,031, $3,894, $3,862, $1,868, and $519, respectively in 2011.  Under the 401(k) Plan, participants are eligible for the match of $0.25 on the dollar up to 6% of eligible compensation after completing one year of service.  For the named executive officers, eligible compensation for purposes of the 401(k) Plan includes regular wages (base salary) and excludes bonuses.  The amounts also include Company contributions to the executives’ SERP accounts.  Contributions for each executive are listed in the non-qualified deferred compensation table.  For 2011, SERP contributions made to Mr. Jeffrey Friedman’s account were based on 6% of his annual compensation, which includes base salary and annual bonus.  In addition, the amounts also include the interest earned on the accrued dividends attributable to the restricted shares granted in conjunction of the 2010 Multi-Year long-term incentive awards.  For 2011, the earned interest amounts for Messrs. Jeffrey Friedman, Shannon, Fatica, and Jason Friedman are $14,033; $3,460; $3,211; and $1,868, respectively

Grants of Plan-Based Awards for 2011

Plan-based awards granted to executive officers named in the Summary Compensation Table for fiscal 2011 were as follows:

		Grant Date
		Fair Value
		of Stock
		Awards
Name	Grant Date	($)(1)

Jeffrey I. Friedman	02/02/2012	1,050,000
John T. Shannon	02/02/2012	487,500
Lou Fatica	02/02/2012	388,875
Jason A. Friedman	02/02/2012	225,000
Bradley A. Van Auken	02/02/2012	101,250

(1)

Consists of restricted shares granted on February 2, 2012, under the 2011 single year long-term incentive component.  These shares vest in three equal, annual installments with the first installment vesting immediately upon the date of grant.  The remaining installments vest on the first and second anniversary of the date of the grant.

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Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards to the executive officers named in the Summary Compensation Table as of December 31, 2011:

	Option Awards				Stock Awards
							Equity Incentive	Equity Incentive
		Number of			Number of		Plan Awards:	Plan Awards:
	Number of	Securities			Shares or	Market Value	Number of	Market or Payout
	Securities	Underlying			Units of	of Shares or	Unearned Shares,	Value of Unearned
	Underlying	Unexercised			Stock That	Units of Stock	Units or Other	Shares, Units or
	Unexercised	Options (#)	Option	Option	Have Not	That Have	Rights That Have	Other Rights That
	Options (#)	Unexercisable	Exercise	Expiration	Vested	Not Vested	Not Yet Vested	Have Not Yet
Name	Exercisable	(#)(1)	Price ($)	Date	(#)(2)	($)(3)	(#)(4)	Vested ($)(3)
Jeffrey I. Friedman	125,000	-	9.58	8/4/2015	269,503	4,298,573	146,745	2,340,589
	125,000	-	11.26	2/28/2016
	75,000	-	9.46	8/27/2014
John T. Shannon	44,180	-	9.58	8/4/2015	72,452	1,155,609	36,181	577,093
	39,090	-	11.26	2/28/2016
	100,000	-	8.45	4/5/2014
	18,750	-	9.46	8/27/2014
Lou Fatica	30,354	-	9.58	8/4/2015	65,910	1,051,265	33,576	535,542
	26,060	-	11.26	2/25/2016
	12,750	-	9.46	8/27/2014
Jason A. Friedman	20,000	30,000	8.77	9/8/2019	34,063	543,305	19,538	311,630

Bradley A. Van Auken	5,000	15,000	14.00	11/1/2020	13,752	219,344	9,794	156,207

(1)	The following table lists the vesting schedule for the option awards that had not yet vested as of December 31, 2011:

	Future Vesting of Option Awards				Future Vesting of Option Awards

		Options				Options
	Grant	Vesting	Vesting		Grant	Vesting	Vesting
Name	Date	(#)	Date	Name	Date	(#)	Date

Jason A. Friedman	9/8/09	10,000	9/8/12	Bradley A. Van Auken	11/1/10	5,000	11/1/12
		10,000	9/8/13			5,000	11/1/13
		10,000	9/8/14			5,000	11/1/14

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(2)	The following table lists the vesting schedule for the stock awards that had not yet vested as of December 31, 2011:

	Future Vesting of Stock Awards					Future Vesting of Stock Awards

		Shares					Shares
	Grant	Vesting	Vesting			Grant	Vesting	Vesting
Name	Date	(#)	Date		Name	Date	(#)	Date

Jeffrey I. Friedman	2/24/09	23,899	2/24/12		John T. Shannon	2/24/09	5,582	2/24/12
	2/2/10	16,863	2/2/12			2/2/10	6,290	2/2/12
	2/2/10	146,746	12/31/13	*		2/2/10	36,181	12/31/13	*
	2/2/10	48,915	12/31/13			2/2/10	12,061	12/31/13
	2/2/11	16,537	2/2/12			2/2/11	6,168	2/2/12
	2/2/11	16,543	2/2/13			2/2/11	6,170	2/2/13
Lou Fatica	2/24/09	4,937	2/24/12		Jason A. Friedman	2/2/10	1,072	2/2/12
	2/2/10	5,471	2/2/12			2/2/10	19,538	12/31/13	*
	2/2/10	33,576	12/31/13	*		2/2/10	6,513	12/31/13
	2/2/10	11,192	12/31/13			2/2/11	3,469	2/2/12
	2/2/11	5,366	2/2/12			2/2/11	3,471	2/2/13
	2/2/11	5,368	2/2/13
Bradley A. Van Auken	2/2/11	347	2/2/12
	2/2/11	347	2/2/13
	11/1/10	9,794	12/31/13	*
	11/1/10	3,264	12/31/13

*	Indicates restricted shares granted under equity-based award plans that are performance contingent and may vest if pre-established performance criteria are met or otherwise will be forfeited.

(3)

Market value of unvested and unearned shares was determined by multiplying the number of unearned shares as of December 31, 2011, by the closing price of the Company’s common shares on the last business day of 2011.  The closing price on that day was $15.95.

(4)	These share units reflect the 2010 multi-year long term incentive plan awards granted in 2010.

Option Exercises and Stock Vested

The following table summarizes the vesting of restricted shares and similar instruments during 2011 for the account of the named executive officers:

	Stock Awards
	Number of Shares	Value Realized
	Acquired on	on Vesting
Name	Vesting (#)	($)
Jeffrey I. Friedman	102,151	1,597,108
John T. Shannon	32,677	509,568
Lou Fatica	26,691	415,725
Jason A. Friedman	4,542	68,720
Bradley A. Van Auken	347	5,250

None of the named executive officers exercised stock options during 2011.

Non-Qualified Deferred Compensation

The following table summarizes contributions and deferrals of compensation during 2011 under each contribution or other plan that is not tax-qualified with respect to each named executive officer:

		Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
		Contributions	Contributions	Earnings in	Withdrawals/	at December 31,
Name	Plan	in 2011 ($)(1)	in 2011 ($)(2)	2011 ($)(3)	Distributions ($)	2011 ($)

Jeffrey I. Friedman	SERP	-	82,472	103,778	-	1,436,582
	NQDC	159,309	-	-	-	3,832,156
John T. Shannon	SERP	-	-	4,922	-	64,229
	NQDC	6,865	-	-	-	293,401
Lou Fatica	SERP	-	-	8,420	-	109,869
	NQDC	-	-	-	-	-
Jason A. Friedman	SERP	-	-	-	-	-
	NQDC	-	-	-	-	-
Bradley A. Van Auken	SERP	-	-	-	-	-
	NQDC	11,872	15,750	-	-	334,500

(1)

Executive contributions reflect portions of base salary and restricted share grants that the named executive elected to defer into the Company’s non-qualified deferred compensation plan, as previously described.  These amounts are also set forth in the Summary Compensation Table.

(2)

Company contributions reflect contributions made to the named executive officer’s SERP or Non-Qualified Deferred Compensation account, as applicable, during the fiscal year.  These amounts are also set forth in the Summary Compensation Table and described in footnote (4) thereto.

(3)

Aggregate earnings on SERP account balances during the fiscal year.  Above-market earnings on the SERP accounts are also set forth in the Summary Compensation Table and described in footnote (3) thereto.

Potential Payments Upon Termination and Change in Control

The Company has a severance program for Messrs. Shannon, Fatica, Jason Friedman and Van Auken.  Under this program, the executive will receive a severance payment if his employment is terminated by the Company for any reason other than willful misconduct equal to one year of base salary, one year of insurance coverage, a pro-rata payout of the annual bonus for the year in which the termination occurs and executive outplacement services.  In exchange for the severance, the executive is required to execute an agreement not to compete with the Company or to solicit any clients or employees of the Company for a one-year period.  If Messrs. Shannon’s, Fatica’s, Jason Friedman’s, or Van Auken’s employment had been terminated by the Company for a reason other than willful misconduct on December 31, 2011, they would have received severance equal to $678,692, $591,247, $431,401, or $359,596, respectively, based on annual bonus amounts at target.  In addition, if Mr. Shannon’s, Fatica’s, Jason Friedman’s, or Van Auken’s employment had been terminated as a result of death or disability on December 31, 2011, any stock options held by him would have become immediately and automatically vested and exercisable.  Likewise, upon termination due to death or disability, any restricted shares held by a named executive officer would have vested and any restrictions thereon would have immediately lapsed.  The number of restricted shares subject to vesting had death or disability occurred on December 31, 2011 are quantified in the “Outstanding Equity Awards at Fiscal Year-End” table.

Pursuant to the terms of his employment agreement, if Mr. Jeffrey Friedman, our CEO, is terminated for cause (as defined in the agreement), he will receive only any unpaid but accrued base salary and benefits.  Thus, if Mr. Friedman had been terminated for cause on December 31, 2011, he would have received $19,538 in accrued base salary and benefits.  If Mr. Friedman’s employment is terminated due to death or permanent disability (as defined in his employment agreement), he will receive payment equal to two years of base salary plus a pro-rata portion of the bonus for the year in which termination occurs.  If Mr. Friedman’s employment had been terminated due to death or permanent disability on December 31, 2011, he would have received $1,700,000 in base salary and bonus payments.  If Mr. Friedman’s employment is terminated without cause by the Company or is terminated in connection with a change in control or Mr. Friedman voluntarily resigns for good reason (as defined in the employment agreement), he will receive a lump sum equal to the unpaid base salary for the remainder of the unexpired term of his agreement, pro-rata bonus and other accrued benefits.  Thus, if Mr. Friedman’s employment had been terminated by the Company without cause or in connection with a change in control or if Mr. Friedman had resigned his employment for good reason on December 31, 2011, he would have received $2,200,307 in base salary, bonus and benefits.  If any amounts payable to Mr. Friedman constitute an “excess parachute payment” within the meaning of Section 280G of the Code that are subject to excise tax, the amounts payable will be increased to the extent necessary to place Mr. Friedman in the same after-tax position as he would have been in had no such tax assessment been imposed.  Based on the severance payment that represents the amount due based on a change in control on December 31, 2011, as noted above, plus the vested SERP account and accelerated vesting of equity plan amounts as noted below, the amount of this gross up would be $1,096,553.  In addition to these items, beginning on the day after the cessation of his employment with the Company (except in the case of termination for cause, disability or death) and until the date that Mr. Friedman would begin employment with another company, but not to exceed a period of  five years, the Company shall provide to Mr. Friedman at no cost to him, office space (at a location other than the executive offices of the Company) and a full-time secretary and other customary office support functions.

In addition, if a named executive officer dies or becomes disabled or if a change in control (as defined in the Company’s 2008 Equity-Based Award Plan) occurs, any stock options and unvested restricted shares held by him will become immediately and automatically vested and exercisable.  If Messrs. Jeffrey Friedman, Shannon, Fatica, Jason Friedman, or Van Auken, had died or become disabled, or if a change in control had occurred, on December 31, 2011, their restricted shares in the amounts of 269,503; 72,452; 65,910; 34,063; and 13,752 would have vested at a value of $4,298,573; $1,155,609; $1,051,265; $543,304; and $219,344, respectively.  Furthermore, upon death or disability or a change in control, any restricted shares held by a named executive officer will vest and any restrictions thereon will immediately lapse.  Restricted share and option awards granted after May 4, 2011 are governed by the terms of the 2011 Equity-Based Award Plan (the “2011 Plan”).  The 2011 Plan has a “double trigger” change in control provision to the effect that a change of control will not, in and of itself, result in immediate and automatic vesting unless and until the employee recipient’s employment is terminated by the employee for good reason or the successor company without cause within the twenty-four month period following the change of control.

Moreover, all SERP account balances become fully vested in the event of a change in control (as defined therein).  If a change in control had occurred on December 31, 2011, Messrs. Jeffrey Friedman, Fatica and Shannon would have become vested in amounts under the SERP equal to $1,436,582; $109,869; and $64,229, respectively.

Compensation Committee Interlocks and Insider Participation

Messrs. Delaney, Schoff and Schwarz, all independent directors, comprised the Committee for 2011.  On February 23, 2012 Mr. Delaney retired from the Board and Mr. Sanfilippo was appointed to the Board and the Compensation Committee.  There are no compensation committee interlocks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of the Company’s common shares as of March 20, 2012 (unless otherwise noted), by: (a) the executive officers named in the Summary Compensation Table; (b) the Company’s directors; (c) each other person (and such person’s address) who is known by the Company to be the beneficial owner of more than 5% of the outstanding common shares (based on information filed with the SEC); and (d) the Company’s executive officers and directors as a group.  The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all common shares set forth opposite their names.

		Number of
		Common Shares
		Subject to Options
	Number of	Currently Exercisable	Number of
	Common Shares	or Exercisable	Share Equivalent	Total Number	Percent
Name and Address of Beneficial Owner (1)	Beneficially Owned	Within 60 Days	Units (2)	of Shares	of Class (3)

Albert T. Adams	5,000	-	135,082	140,082	*
Lou Fatica(4)	146,307	69,164	-	215,471	*
Jeffrey I. Friedman(5)	605,116	325,000	242,685	1,172,801	2.2%
Jason A. Friedman(6)	52,324	20,000	-	72,324	*
Michael E. Gibbons(7)	8,538	-	48,807	57,345	*
Mark L. Milstein	508,828	5,000	9,237	523,065	1.2%
James J. Sanfilippo	-	-	822	822	*
James A. Schoff	37,460	-	41,407	78,867	*
Richard T. Schwarz	88,434	-	2,028	90,462	*
John T. Shannon(4)	124,830	202,020	10,458	337,308	*
Bradley A. Van Auken	7,000	5,000	20,972	32,972	*
BlackRock, Inc.(8)	2,723,266	-	-	2,723,266	6.4%
The Vanguard Group, Inc.(9)	4,306,265	-	-	4,306,265	10.1%
Columbia Wanger Aset Management, LLC(10)	5,093,000	-	-	5,093,000	12.0%
Cohen & Steers, Inc.(11)	4,274,247	-	-	4,274,247	10.1%
Daiwa Asset Management Co. Ltd(12)	2,883,737	-	-	2,883,737	6.8%
All Executive Officers and Directors					*
as a Group (11 persons)	1,583,837	626,184	511,498	2,721,519	5.1%

* Less than 1%.

(1)	Addresses have been provided only for those shareholders having a 5% or greater beneficial ownership interest.

(2)	Represents share units deferred under the Company’s deferred compensation plans. The share units have the same economic value as common shares but have no voting power.

(3)	Does not include share equivalent units because they have no voting power.

(4)	Includes 2,874 common shares held in an IRA account for Mr. Fatica and 2,937 common shares held in an IRA account for Mr. Shannon.

(5)

Includes 101,000 common shares held by Mr. Jeffrey Friedman’s wife, 13,452 common shares held in an IRA account and 7,985 common shares held by a trust of which Mr. Friedman is trustee.  Also includes 100,000 common shares pledged as security.

(6)	Includes 2,000 common shares held by Mr. Jason Friedman’s daughter.

(7)

Includes 7,351 common shares of which Mr. Gibbons shares voting power and investment power jointly with his wife, 1,042 common shares held in an IRA account and 162 common shares held by Mr. Gibbon’s wife.

(8)

Based on information as of December 30, 2011, contained in a Schedule 13G/A filed with the SEC on February 13, 2012, BlackRock, Inc. has the sole power to vote and sole dispositive power with respect to 2,723,266 common shares.  The principal business office address of BlackRock Inc. is 40 East 52nd Street, New York, New York 10022.

(9)

Based on information as of December 31, 2011, contained in a Schedule 13G/A filed with the SEC on February 8, 2012, The Vanguard Group, Inc. has the sole power to vote 63,556 common shares, sole dispositive power with respect to 4,242,709 common shares, and shared dispositive power with respect to 63,556 common shares.  The principal business office address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(10)

Based on information as of December 31, 2011, contained in a Schedule 13G/A filed with the SEC on February 10, 2012, Columbia Wanger Asset Management, LLC has the sole power to vote 4,646,000 common shares and sole dispositive power with respect to 5,093,000 common shares.  The principal business office address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(11)

Based on information as of December 31, 2011, contained in a Schedule 13G/A filed with the SEC on February 14, 2012, Cohen & Steers, Inc. has sole power to vote 1,333,301 common shares and sole dispositive power with respect to 4,274,247 common shares.  The principal business address of Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017.

(12)

Based on information as of December 31, 2011, contained in a Schedule 13G filed with the SEC on January 13, 2012, Daiwa Asset Management Co. Ltd. has sole power to vote 2,882,337 common shares and sole dispositive power with respect to 1,400 common shares.  The principal business address of Daiwa Asset Management Co. Ltd. is 10-5 Nihonbashi-Kayabacho,  2-Chome, Chuo-ku, Tokyo Japan 103-0025.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Albert T. Adams

Albert T. Adams, a director of the Company, is a partner of Baker & Hostetler LLP.  Baker & Hostetler LLP has been retained by the Company to perform legal services on its behalf, and the Company expects that Baker & Hostetler LLP will continue to provide such services during 2012.

Marcus & Millichap

The Company retains Marcus & Millichap (“M&M), a real estate investment brokerage company, to broker the sale of certain of its owned properties throughout the United States.  During 2011, a son of Jeffrey I. Friedman, the Company’s Chairman, President and CEO, acted as a broker with M&M.  During the year ended December 31, 2011, the Company paid M&M $642,500 in fees related to the sale of two properties, of which Mr. Friedman’s son received approximately $289,125.

Review and Approval of Transactions with Related Persons

The Board of Directors of the Company reviews and the independent directors must approve all related party transactions.  Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board of Directors for consideration.  The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board of Directors, and the independent members of the Board of Directors may approve or disapprove the Company entering into the transaction.  All related party transactions, whether or not those transactions must be disclosed under Federal securities laws, are approved by the independent members of the Board of Directors pursuant to the policy and reviewed annually with the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and beneficial owners of more than 10% of a registered class of the Company’s equity securities to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company, and such persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2011, or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent beneficial owners were met, except that two beneficial ownership reports, one each for Bradley A. Van Auken and Jason A. Friedman, respectively, were filed late.

PROPOSAL TWO:  RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as the independent registered public accounting firm to the Company in 2011 and is expected to be retained by the Company’s Audit Committee to do so in 2012.  Under the Audit Committee charter, the Audit Committee is responsible for the appointment and oversight of, and the approval of the compensation arrangements with, the Company’s independent registered public accounting firm.  The Board of Directors has directed that management submit the appointment of the Company’s independent registered public accounting firm for ratification by shareholders at the annual meeting of shareholders.

Although the NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing you with the means to express your view on the matter.  Shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by Ohio law, the Company’s Code of Regulations or otherwise.  Although this vote is not binding, if shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the shareholder vote in determining whether or not to retain the firm.  The Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that shareholders did not ratify the appointment, or select another nationally recognized accounting firm without re-submitting the matter to shareholders.  Even if the appointment is ratified, the Audit Committee reserves the right, in its discretion, to select and appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions from shareholders.

Fees Paid to PricewaterhouseCoopers LLP

Audit Fees.  The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audits of the Company’s annual financial statements for the years ended December 31, 2011 and 2010 and the related reviews of the financial statements included in the Company’s Form 10-Qs filed with the SEC during 2011 and 2010 were $557,000 and $525,000, respectively.  The fees for 2011 and 2010 include the audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated with An Audit of Financial Statements.

Audit-Related Fees. The aggregate fees billed for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the years ended December 31, 2011 and 2010 were $52,500 and $221,954, respectively.  Audit-related fees in 2011 and 2010 were for procedures related to other SEC filings, inclusive of audits of properties acquired in 2011 and 2010.

Tax Fees.  The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning for the years ended December 31, 2011 and 2010 were $101,760 and $86,900, respectively, of which $49,300 and $27,500, respectively, were related to tax compliance services.

All Other Fees.  The aggregate fees billed by PricewaterhouseCoopers LLP for other products and services for the years ended December 31, 2011 and 2010 were $1,940 and $0, respectively, relating to software licensing for accounting and professional standards.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the accountant’s independence.  The Audit Committee reviews formal communication of auditor independence as required by PCAOB Rule 3526.

The Board of Directors recommends that shareholders vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accountant for the Company’s fiscal year ending December 31, 2012.

PROPOSAL THREE:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under the heading “Executive Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the named executive officers is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success.  Under this program, the named executive officers are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The Compensation Committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and shareholders through the use of equity-based awards.

The Company is asking the shareholders to indicate their support for the Company’s named executive officer compensation as described in this proxy statement. Accordingly, the Company asks the shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors recommends that shareholders vote FOR the proposal to approve the compensation of the Company’s named executive officers.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2013 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by the Company prior to the close of business on December 5, 2012.  In addition, if a shareholder intends to present a proposal at the Company’s 2013 annual meeting of shareholders without the inclusion of the proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or before February 8, 2013, proxies solicited by the Board of Directors for the 2013 annual meeting of shareholders will confer discretionary authority to vote on the proposal if presented at the meeting.  Shareholders should submit proposals to the executive offices of the Company, 1 AEC Parkway, Richmond Heights, Ohio 44143, Attention: Secretary.  The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family.  Each shareholder continues to receive a separate proxy card.  This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs.  A number of brokerage firms have instituted householding.  In accordance with a notice sent during 2002 to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to that address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report, a copy can be obtained by calling toll-free 1-800-440-2372, or by writing to Associated Estates Realty Corporation, Investor Relations, 1 AEC Parkway, Richmond Heights, Ohio  44143.  In addition, if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling toll-free 1-800-440-2372, or by writing to Associated Estates Realty Corporation, Investor Relations, 1 AEC Parkway, Richmond Heights, Ohio  44143.

Also, shareholders that share an address and receive multiple copies of annual reports or proxy statements can request that only one copy be sent to that address in the future by providing instructions by calling toll-free 1-800-440-2372, or by writing to Associated Estates Realty Corporation, Investor Relations, 1 AEC Parkway, Richmond Heights, Ohio  44143.

OTHER MATTERS

Shareholders and other interested parties may send written communications to the Board of Directors, an individual director, the lead director or the non-employee directors as a group by mailing them to the Board of Directors, individual director, lead director or group of non-employee directors (as applicable), c/o Secretary, Associated Estates Realty Corporation, 1 AEC Parkway, Richmond Heights, Ohio  44143.  All communications will be forwarded to the Board of Directors, individual director, lead director or group of non-employee directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Management does not know of any other matters that will be presented for action at the meeting other than the items referred to in this proxy statement.  If any other matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their judgment.  For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NYSE requirements and the Company’s governing documents.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #354

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

	:	INTERNET - www.eproxy.com/aec
Use the Internet to vote your proxy until 12:00 p.m. (ET) on May 8, 2012.

	(	PHONE - 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (ET) on May 8, 2012.

	*	MAIL - Mark, sign and date your proxy card and promptly return it in the postage-paid envelope provided in sufficient time prior to the Annual Meeting in order to allow your vote to be counted.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ê Please detach here ê

The Board of Directors Recommends a Vote FOR the nominees named in Item 1 and FOR Proposals 2 and 3.

1.	Election of	01	Albert T. Adams	05	James J. Sanfilippo	☐	Vote FOR all nominees		☐	Vote WITHHELD
	Directors:	02	Jeffrey I. Friedman	06	James A. Schoff		(except as marked)			from all nominees
		03	Michael E. Gibbons	07	Richard T. Schwarz
		04	Mark L. Milstein

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2012.						☐	For	☐	Against	☐	Abstain

3.	To approve the compensation of the Company’s named executive officers.						☐	For	☐	Against	☐	Abstain

4.	In their discretion, to transact on all other business that may properly come before the meeting.

This proxy when properly executed will be voted as specified by the shareholder.  If no specifications are made, the proxy will be voted FOR the nominees named in Item 1 FOR Proposals 2 and 3 and with discretionary authority on all other business that may properly come before the meeting or any adjournment or postponement thereof.

Electronic Delivery of Proxy Materials
☐	If you wish to receive future annual reports and proxy materials via the Internet, please indicate by checking the box to the left.

☐	Address Change? Mark box, sign, and indicate changes below:					Date:

						Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy.  If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority.  Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ASSOCIATED ESTATES REALTY CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 9, 2012

Associated Estates Realty Corporation	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 9, 2012.

The undersigned hereby appoints Jeffrey I. Friedman and Bradley A. Van Auken, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Associated Estates Realty Corporation held of record by the undersigned on March 20, 2012, at the Annual Meeting of Shareholders to be held on May 9, 2012, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 22, 2012, is hereby acknowledged.

See reverse for voting instructions.